AGREEMENT GOVERNING CONTRIBUTION OF WORKING CAPITAL

                                      TO

                           EQUI-SELECT SERIES TRUST

                                      BY

                   EQUITABLE LIFE INSURANCE COMPANY OF IOWA


THIS AGREEMENT is made by and between Equi-Select Series Trust ("Trust"), a Massachusetts Business Trust, and Equitable Life Insurance Company of Iowa ("Insurance Company").

WHEREAS, Insurance Company has established a variable annuity program which will utilize Trust as an underlying investment; and

WHEREAS, Insurance Company desires that Trust have sufficient assets to be able to efficiently invest in a diversified portfolio of securities; and

WHEREAS, the Insurance Company proposes to contribute $9,980,000 ("Working Capital") to the Trust in the manner hereinafter described; and

WHEREAS, it is necessary and desirable that the terms under which said Working Capital is contributed and the respective rights of the Insurance Company and the Trust with respect thereto be determined;

NOW, THEREFORE, it is hereby agreed between Insurance Company for itself, and on behalf of the Equitable Life Insurance Company of Iowa Separate Account A, and the Trust as follows:

                                      I

Insurance Company will provide for the contribution to the Trust the sum of $9,980,000 to be divided equally between the Trust's Growth & Income Portfolio and Value + Growth Portfolio (collectively the "Portfolios"). Insurance Company hereby represents and agrees that such Working Capital is for investment purposes and not for the purpose of redeeming or disposing of any interest in the Trust resulting from such contribution. This Working Capital is in addition to any minimum capital requirements imposed upon the Trust.

                                      II

In consideration for the contribution of the Working Capital and without deduction of any sales or other charges, the Trust shall credit Insurance Company with shares. Such shares shall share pro rata in the investment performance of each of the Portfolios and shall be subject to the same valuation procedures and the same periodic charges as are other shares of such portfolios of Trust.

                                     III

Insurance Company hereby acknowledges that by the contribution of such Working Capital, Insurance Company is not and shall not be regarded as a creditor of the Trust and that the relationship of debtor-creditor between the Trust and the Insurance Company does not exist with respect to the amount so contributed. Insurance Company agrees that the contribution of the Working Capital does not now and shall not in the future deem the Insurance Company, the holder of any interest other than as provided in Section II of this Agreement. Insurance Company agrees that its interest in the Trust as a result of such Contribution shall be neither senior to nor subordinate to the interests of owners of variable annuity contracts issued with respect to the separate accounts of Insurance Company and that, in the event of liquidation of the Trust, the Insurance Company shall have no preferential rights of any kind over such contract owner's but shall share ratably with them.

                                      IV

All Commitments of the Insurance Company hereunder shall be forever binding upon its successor or successors.

                                      V

Insurance Company may, at any time withdraw one dollar of contributed Working Capital for each dollar of assets allocated to the Trust in the form of purchase payments from annuity contracts owners or owners of other variable insurance contracts offered by Insurance Company or an affiliated insurance company of Insurance Company.

                                      VI

The Trust hereby accepts the contribution of such Working Capital subject to the terms of the Agreement.

Executed this 1st day of April, 1996.

                                  EQUITABLE LIFE INSURANCE COMPANY OF IOWA



                                  By: /s/ FRED S.  HUBBELL
                                  _________________________________________
                                     Fred S. Hubbell, Chairman, President and
                                     Chief Executive Officer

                                  EQUI-SELECT SERIES TRUST



                                  By: /s/ PAUL R.  SCHLAACK
                                  _________________________________________
                                     Paul R. Schlaack, President